Exhibit 10.5B

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (this “Amendment”) is made and entered into as of February 25, 2011, by and between LOCON SAN MATEO, LLC, a Delaware limited liability company (“Landlord”), and SOLARCITY CORPORATION, a Delaware corporation (“Tenant”).

RECITALS

A.

Landlord and Tenant are parties to that certain Office Lease Agreement (the “Original Lease”), dated July 30, 2010, as amended by that certain Commencement Letter, dated January 10, 2010 [sic], and that certain First Amendment to Lease (the “First Amendment”), dated as of November 15, 2010 (collectively, the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 68,025 rentable square feet (the “Premises”) which is comprised of: (i) 45,350 rentable square feet consisting of the entire first and third floors of the Building (the “Initial Premises”); and (ii) 22,675 rentable square feet consisting of the entire second floor of the Building (the “Additional Premises”) of the building commonly known as Building C located at 3055 Clearview Way, San Mateo, California (the “Building”).

B.

The Shower Delivery Date (as defined in the First Amendment) occurred on February 3, 2011, and Landlord has remeasured the Shower Area in accordance with the terms of the First Amendment. Accordingly, the parties desire to memorialize the Shower Delivery Date and make appropriate modifications to the schedule of Base Rent and Tenant’s Share, upon and subject to the following terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.

Amendment. Effective as of the date hereof (unless different effective date(s) is/are specifically referenced in this Section), Landlord and Tenant agree that the Lease shall be amended in accordance with the following terms and conditions:

1.1

Shower Delivery Date and Rent Schedule. Landlord delivered the Shower Area to Tenant with the Shower Work Substantially Complete (as such terms are defined in the Lease) on February 3, 2011 (the “Shower Delivery Date”). As of the date hereof, Landlord has remeasured the Shower Area in accordance with the terms of Section 1.2 of the First Amendment, and the rentable square footage of the Shower Area is 850 square feet. Accordingly, effective as of the Shower Delivery Date, the schedule of Base Rent set forth in Section 1.C of the Original Lease is hereby deleted and replaced with the following:

“Base Rent”:

Period From Commencement Date	Rentable Square Footage*	Annual Rate Per Square Foot	Aggregate Base Rent	Monthly Base Rent
1/10/11 — 2/2/11	45,350	$18.00	$52,476.43	$68,025.00
2/3/11 — 11/30/11	46,200	$18.00	$618,750.00	$69,300.00
12/1/11 — 1/31/12	12,188	$18.00	$36,564.00	$18,282.00
2/1/12 — 5/31/12	57,538	$18.96	$363,640.16	$90,910.04
6/1/12 — 11/30/12	68,025	$18.96	$644,877.00	$107,479.50
12/1/12 — 1/31/13	22,675	$18.96	$71,653.00	$35,826.50
2/1/13 —11/30/13	68,025	$19.92	$1,129,215.00	$112,921.50
12/1/13 — 1/31/14	22,675	$19.92	$75,281.00	$37,640.50
2/1/14 — 1/31/15	68,025	$20.88	$1,420,362.00	$118,363.50
2/1/15 — 1/31/16	68,025	$21.84	$1,485,666.00	$123,805.50
2/1/16 — 1/31/17	68,025	$22.80	$1,550,970.00	$129,247.50
2/1/17 — 7/31/17	68,025	$23.76	$808,137.00	$134,689.50

*

Notwithstanding the square footages upon which the monthly Base Rent amounts set forth above are based, Tenant acknowledges that (i) following the Initial Premises Commencement Date, Tenant shall be in possession of 45,350 rentable square feet comprising the Initial Premises, and shall be responsible for all of its obligations and liabilities under this Lease with respect to the entire Initial Premises pursuant to the terms of the Lease, and (ii) following the Shower Delivery Date, Tenant shall be in possession of 46,200 rentable square feet comprising the Initial Premises (including the Shower Area), and shall be responsible for all of its obligations and liabilities under this Lease with respect to the entire Initial Premises (including the Shower Area) pursuant to the terms of the Lease, and (iii) following the Additional Premises Commencement Date, Tenant shall be in possession of 68,025 rentable square feet comprising the entire Premises and shall be responsible for all of its obligations and liabilities under this Lease with respect to the entire Premises pursuant to the terms of the Lease during the Term.”

1.2

Tenant’s Share. Effective as of the Shower Delivery Date, Tenant’s Share for the Initial Premises (including the Shower Area) is hereby amended to be 67.92% of the Building and 17.68% of the Project. Tenant shall pay all Additional Rent applicable to the Initial Premises and Shower Area payable under the Lease, including Tenant’s Share of Expenses and Taxes applicable to the Initial Premises and the Shower Area in accordance with the terms of the Lease, as amended hereby.

2.	Miscellaneous.

2.1

This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

2.2

Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect. In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control. The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

2.3

Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

2.4

Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment. Tenant agrees to indemnify and hold Landlord and the Landlord Parties harmless from all claims of any brokers claiming to have represented Tenant in connection with this Amendment.

2.5

Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting. Tenant hereby represents and warrants that neither Tenant, nor any persons or entities holding any legal or beneficial interest whatsoever in Tenant, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons.” If the foregoing representation is untrue at any time during the Term, an event of Default under the Lease will be deemed to have occurred, without the necessity of notice to Tenant.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Landlord and Tenant have entered into and executed this Amendment as of the date first written above.

LANDLORD:		TENANT:

LOCON SAN MATEO, LLC, a Delaware limited liability company		SOLARCITY CORPORATION, a Delaware corporation

By:	/s/ Vickie Ivey	By:	/s/ Seth Weissman

Name:	Vickie Ivey	Name:	Seth Weissman

Title:	Vice President	Title:	VP & GC

Dated:	March 31 , 2011	Dated:	March 17 , 2011